EXHIBIT 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC.

ANNOUNCES CHIEF FINANCIAL OFFICER’S RETIREMENT IN 2017

BLAIRSVILLE, GA – December 19, 2016 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) announced today that its Executive Vice President and Chief Financial Officer, Rex Schuette, will retire in 2017 after 16 years of service. United has commenced its process to identify a successor to Mr. Schuette. Mr. Schuette’s retirement date will follow his successor’s selection and an appropriate transition period.

“I cannot overstate the value of Rex’s years of service and dedication to United,” said Chairman and Chief Executive Officer, Jimmy Tallent. “His deep financial expertise and sound business judgment have served our company extremely well during both challenging and prosperous times. He has built a strong finance team and will be greatly missed. With Rex’s commitment to a smooth and effective transition to his successor, I am confident that it will be seamless.”

Said Mr. Schuette, “I am fortunate to have had the opportunity to serve not only as Chief Financial Officer, but also as a member of this extraordinary United team under Jimmy’s leadership. Servant leaders throughout the organization make United uniquely valuable and appreciated. Working with them and the rest of the United family has been a distinct honor.”

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Mr. Schuette said his retirement will be scheduled to allow ample time for a search for his successor, and for an orderly transition.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) is a registered bank holding company based in Blairsville, Georgia, with $10.3 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast region’s largest full-service banks, operating 140 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in providing personalized community banking services to individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products, including mortgage, advisory, and treasury management. United Community Bank is consistently recognized for its outstanding customer service by respected national research firms. In 2014 and 2015, United Community Bank was ranked first in customer satisfaction in the southeast by J.D. Power and again in 2016 was ranked among the top 100 on the Forbes list of America’s Best Banks. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.

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